Exhibit (d)(bb)(1)

PACIFIC SELECT FUND

AMENDMENT NO. 1 TO THE PORTFOLIO MANAGEMENT AGREEMENT

This AMENDMENT, made effective December 31, 2014, to the Portfolio Management Agreement made the 1st day of January, 2009 (the “Agreement”), by and among BlackRock Capital Management, Inc., a Delaware Corporation (“Portfolio Manager”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), and Pacific Select Fund, a Massachusetts Business Trust (the “Fund”). The Agreement is hereby amended as set forth below (the “Amendment”). Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Investment Adviser, Portfolio Manager and Fund are parties to the Agreement;

WHEREAS, the parties mutually desire to amend the Agreement as set forth herein;

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the Fund, the Investment Adviser, and the Portfolio Manager agree that the Agreement is hereby amended as follows:

1. The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement.

2. In Section 2, titled Portfolio Manager Duties, the following is added:

With respect to trading in restricted currencies or when foreign exchange trading has been otherwise delegated to the Portfolio’s custodian, however, the Portfolio Manager shall review any trades executed by a respective Fund’s custodian to determine that they are reasonable and are in the best interest of the Portfolio and agrees to promptly notify the Investment Adviser if a trade does not, in its reasonable determination, meet either criteria. The Portfolio Manager is authorized to and shall exercise tender offers, exchange offers and vote proxies on behalf of a Fund, each as the Portfolio Manager determines is in the best interest of the Fund in accordance with the Portfolio Manager’s proxy voting policy. To the extent permitted by the written investment policies of a Portfolio, as reflected in the Portfolios’ then-current Prospectus and Statement of Additional Information (“SAI”) in its Registration Statement (as defined in Section 2(a)(6) below), the Portfolio Manager is authorized, on behalf of the Portfolio, to enter into futures account agreements, ISDA master agreements and related documents, and to open accounts and take other necessary or appropriate actions related thereto, in accordance with Fund procedures (as defined in Section 2(a)(4) below). The Portfolio Manager is also authorized, on behalf of a Portfolio, to (i) enter into agreements and execute any documents (e.g., any derivatives documentation such as exchange-traded and over-the-counter, as applicable) required to make investments pursuant to the Portfolio’s objectives, investment

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policies and investment restrictions as stated in the Fund’s Prospectus and SAI as amended from time to time which shall include any market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures, in accordance with Fund procedures. The Portfolio Manager is authorized to effect cross transactions between a Portfolio and other accounts managed by the Portfolio Manager and its affiliates in accordance with Fund procedures.

3. Section 2(a)(4) is replaced with the following:

(4) any applicable written procedures, policies and guidelines, adopted by the Board and furnished to the Portfolio Manager, subject to Section 2(f),

4. Section 2(a)(7) and (8) is replaced with the following:

(7) Section 851(b)(2) and (3) of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), (8) the provisions of Section 817(h) of the Code, applicable to the Portfolio; provided that with respect to compliance with subsections (7) and (8) such compliance shall be solely with respect to the assets of the Portfolio which are under its management and based on information provided by the Portfolio’s administrator, custodian or other service providers: while the Portfolio Manager will conduct its own portfolio compliance testing for compliance with Sections 851(b)(2) and (3) and 817(h), the Portfolio Manager and Investment Adviser will discuss together any actions required to be taken by Portfolio Manager with respect to compliance with Sections 851(b)(2) and (3) and 817(h) of Subchapter M of the Code by the 20th calendar day following quarter end; provided, further that Investment Adviser acknowledges that Portfolio Manager is not the tax agent for the Fund;

5. Subsection 2(b) is deleted and replaced with the following:

Portfolio Manager will provide reasonable assistance to the Investment Adviser (i) in Investment Adviser’s identification of each position in a Portfolio that constitutes stock in a Passive Foreign Investment Company (“PFIC”), as that term is defined in Section 1297 of the Code, as amended, and (ii) in Investment Adviser’s determination of any stock in a PFIC. Portfolio Manager will use reasonable efforts to (i) identify each position in the Portfolio that constitutes a Business Development Company (“BDC”), as that term is defined in Section 2(a)(48) of the 1940 Act, as amended and (ii) make such determinations and inform the Investment Adviser at least annually (or more often and by such date(s) as the Investment Adviser shall reasonably request) of any BDC positions; provided that Investment Adviser acknowledges that any information provided by Portfolio Manager regarding BDC positions shall be based solely upon the methodology that Portfolio Manager reasonably believes can be used to identify BDCs and upon which Portfolio Manager relies for identifying BDC positions for Portfolio Manager’s proprietary funds.

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6. Subsection 2(f) is replaced with the following:

(f) will provide reasonable assistance to the Investment Adviser, custodian or recordkeeping agent for the Fund for the determination or confirmation of the value solely based on and pursuant to Portfolio Manager’s fair valuation policies and procedures of any of the Portfolio’s holdings or other assets of the Portfolio for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Portfolio Manager or identifies for review by the Portfolio Manager; provided that such reasonable assistance shall only apply to any holding or assets in the Portfolio which Portfolio Manager manages for the Investment Adviser. Portfolio Manager shall provide the following reasonable assistance:

i.	in the event that Portfolio Manager has fair valued an asset or security of the Portfolio for an event that occurred at or prior to close of NYSE trading hours, solely based on and pursuant to Portfolio Manager’s fair valuation procedures (a “Fair Valuation Event”), by 7 PM Eastern Time, Portfolio Manager shall provide notice to the Investment Adviser, verify pricing and provide recommendations for fair valuation for such asset or security (such pricing and recommendation to be based solely on and pursuant to Portfolio Manager’s fair valuation procedures) by 7 PM Eastern Time on the same day that the Fair Valuation Event occurs. In the event that a Fair Valuation Event is under consideration by the Portfolio Manager’s valuation committee but it appears that a fair valuation decision (if any) will not be determined prior to 7 PM Eastern Time, Portfolio Manager will use its best efforts to inform Investment Adviser that such holding is still being considered for possible fair valuation. In the event of a Fair Valuation Event for which Portfolio Manager makes a fair value determination after 7 PM Eastern Time, Portfolio Manager shall notify Investment Adviser of, or verify pricing or provide recommendations for such asset or security (such pricing and recommendation to be based solely on and pursuant to Portfolio Manager’s fair valuation procedures) as soon as reasonably practicable that same day.

ii.

For the avoidance of doubt, a Fair Valuation Event shall not be deemed to include the following, and Portfolio Manager shall have no responsibility to advise Investment Adviser, but shall provide information and support to Investment Adviser upon reasonable request for or relating to (a) securities or assets where current day pricing from the Fund’s market data source(s) is unexpectedly not available, (b) securities or assets where the Fund’s market data vendor(s) has raised reliability issues, (c) securities or assets that have been suspended, halted or delisted by their relevant exchange, (d) securities or assets that have resumed trading after a suspension, halt or delisting, (e) securities or assets that miss a scheduled payment such as bond coupons or dividends, (f) securities or assets for which a relevant notice (class action, corporate action, or

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similar notices subject to delivery) has been delivered to the Fund, Investment Adviser, custodian or recordkeeping agent, (g) international equities whose closing prices are determined before 4pm Eastern Time, and for which the potential impact of U.S. markets generally is reasonably reflected in the valuation determined by a systematic fair value vendor (e.g., IDC or ITG), (h) securities or assets obtained via a corporate action where the relevant terms of the corporate action are publicly available (e.g., rights issues, warrants issues, new shares, receipts, etc.) and (i) exceptions from pricing controls performed by the Investment Adviser, custodian or recordkeeping agent;

iii.	designating and providing timely same-day access on an as-needed basis and upon the reasonable request of the Investment Adviser or custodian, to one or more employees of the Portfolio Manager who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Investment Adviser’s or the Board’s Valuation Committees convene due to a Fair Valuation Event;

iv.	upon the request of the Investment Adviser or custodian, assisting in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Portfolio; and

v.	maintaining adequate records and written backup information with respect to the communications between the parties for the valuation services provided hereunder, and providing such information to the Investment Adviser or the Fund upon request. Such records shall be deemed to be Fund records.

The Portfolio Manager shall have written policies and procedures that address the above requirements and timelines. The Fund and the Investment Adviser acknowledge and agree that the Fund, on behalf of each Fund, remains responsible for valuing Fund assets and that the Portfolio Manager shall not serve as a Fund’s pricing or valuation agent. However, the Portfolio Manager acknowledges that it is obligated to provide reasonable assistance to the Investment Adviser in connection with this Section 2(f). Subject to the last paragraph of this Section 2(f), if the Portfolio Manager fails to communicate a Fair Valuation Event within the timeline outlined in Section 2(f) of this Agreement that directly results in the Fund experiencing a “material pricing error” (as defined in the Funds’ Pricing Error Policy as of the date of this Agreement to be $.01 per share), Portfolio Manager shall be, pursuant to the terms of Sections 13 and 14 of this Agreement, responsible for the Fund’s financial impact which is incurred as a direct result of a late reported (or non-reported) Fair Valuation Event. The Investment Adviser acknowledges and agrees that (x) the valuation information provided by Portfolio Manager is for informational purposes only, (y) in no event will Portfolio Manager be responsible or liable for Investment Adviser’s or the Fund’s use or non-use of the

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information provided by Portfolio Manager, and Portfolio Manager makes no warranties, express or implied, regarding the accuracy or completeness of such information, and (z) Investment Adviser will use its best efforts to mitigate any loss to the Fund to the extent Portfolio Manager fails to communicate a Fair Valuation Event within the timeline outlined in this Section 2(f).

Portfolio Manager shall not be responsible for any obligations in this Section 2(f) or have any liability for delays or failures or non-performance resulting from acts beyond its control. Such acts shall include, but not be limited to, acts of God, riots, acts of war, acts of terrorism (including cyber terrorism), systems failures, epidemics, changes in applicable law or regulations, fire, earthquakes, or other disasters.

7. The last sentence of subsection 2(i) is replaced with the following:

Upon reasonable written request of the Investment Adviser or the Trust, the Subadviser shall discuss a reported material violation with representatives of the Investment Adviser and the Trust and permit representatives of the Investment Adviser and the Trust to examine the reports and records related to the reported material violations (or provide summaries of such reports and records, with non-public personal identification information redacted) required to be made under the Code of Ethics and other records evidencing enforcement of the Code of Ethics solely to the extent any such violation affects the Portfolio or concerned any personnel who are directly involved with the Portfolio; provided that such discussions do not violate applicable law.

8. The second sentence of subsection 2(j) is replaced with the following:

The Portfolio Manager represents and warrants that it is a duly registered investment adviser under the Advisers Act and will notify the Investment Adviser promptly if any action is brought by any regulatory body which in the Portfolio Manager’s reasonable determination would affect that registration.

9. The first sentence in subsection 2(q) is replaced with the following:

will provide reasonable assistance to the Fund and the Fund’s Chief Compliance Officer (“CCO”) in complying with Rule 38a-1 under the 1940 Act, including, in the event of any relevant regulatory exams, providing notice of any material deficiencies, and providing notice of any material changes to business operations that will likely, in the Portfolio Manager’s reasonable determination, adversely affect the services provided by Portfolio Manager under this Agreement, provided that the provision of such notices are permitted under applicable law.

10. The following is added to the end of subsection 2(r):

As such, the Portfolio Manager agrees not to trade on material non-public portfolio holdings information of the portfolios of the Fund in a manner

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inconsistent with applicable federal and state securities law or applicable international law, including anti-fraud provisions of such laws, or inconsistent with any internal policy adopted by the Portfolio Manager to govern trading of its employees. Compliance with the Selective Disclosure Policy includes the requirement of entering into confidentiality agreements with certain third parties who will receive non-public portfolio holdings of the portfolios of the Fund that meet the minimum requirements of the Selective Disclosure Policy. The Portfolio Manager will provide any such agreements to the Investment Adviser or the Fund, along with any amendments or supplements thereto, from time to time on an ongoing basis only if reasonably requested by the Investment Adviser or the Fund, provided however that the Portfolio Manager may provide only those parts of the agreements that relate to ensuring compliance with the Fund’s Selective Disclosure Policy or other Fund Procedures. The Portfolio Manager agrees to provide a certification with respect to compliance with Fund Procedures as may be reasonably requested by the Fund from time to time.

11. Subsection 2(v) is replaced with the following:

will, upon request by the Investment Adviser, provide relevant trade information or other documentation (for example, a schedule of purchases and sales and/or holdings or trade confirmations) in order to assist the Investment Adviser with domestic or foreign class action litigation involving securities held or previously held by a Portfolio. The Portfolio Manager will promptly forward to the Investment Adviser any notifications, documentation, checks or other items received regarding class action litigations involving the Fund.

12. The following is added as new subsection 2(y):

(y) Portfolio Manager will promptly notify Investment Adviser if Portfolio Manager plans to change its trading strategy with respect to a Portfolio in a way that requires the Investment Adviser to register with the CFTC and NFA as a commodity pool operator. Portfolio Manager agrees to provide reasonable advance notification (in no event less than 30 days) to Investment Adviser of the change in trading strategy so that Investment Adviser has adequate time to comply with all filing and disclosure obligations of commodity pool operators of the CFTC and NFA. Portfolio Manager agrees that it will provide, upon request, reasonable assistance and information necessary to Investment Adviser to comply with such CFTC and NFA requirements. Portfolio Manager also agrees that it will take all actions required of it by the CFTC and NFA as a result of the change in status, including registration as a commodity trading adviser.

8. The following is added as new subsection 2(z):

(z) will maintain and preserve a business continuity plan (“BCP”) pursuant to the requirements of the 1940 Act, the Advisers Act and other applicable

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regulations. Portfolio Manager will make available to the Fund and the Investment Adviser information regarding the Portfolio Manager’s BCP, including a plan summary as well as the results of any recent testing.

9. The following is added as new subsection 2(aa):

(aa) will use commercially reasonable efforts to collect copies of IRS Forms W-8 or W-9 from the relevant broker, exchange, or custodian with whom the Portfolio Manager transacts OTC derivatives. Upon reasonable request, the Portfolio Manager will cooperate and provide IRS Forms W-8 or W-9 to the Investment Adviser and/or its agent or custodian to assist such parties in determining whether withholding tax is required under the Foreign Account Tax Compliance Act (FATCA).

10. The second sentence of Section 4 is replaced with the following:

Portfolio Manager agrees to pay to the Investment Adviser the cost of generating a prospectus supplement, which includes preparation, filing, printing, and distribution (including mailing) of the supplement, if Portfolio Manager makes any changes that require immediate disclosure in the prospectus or any required regulatory documents by supplement, including changes to its structure or ownership, to investment personnel, to investment style or management, or otherwise (“Changes”), and at the time of notification to the Trust by the Portfolio Manager of such Changes, the Trust is not generating a supplement for other purposes or the Trust does not wish to add such Changes to a pending supplement; provided, however, that Investment Adviser shall provide written support for such cost at Portfolio Manager’s request for any event exceeding Ten Thousand Dollars ($10,000.00). However, such Changes will not be unreasonably withheld from a pending supplement.

11. Section 7(a)(ii) and (iii) are replaced with the following:

(ii) upon having a reasonable basis for believing (based on Portfolio Manager’s compliance testing or information provided by the Portfolio’s administrator, custodian or other service providers) that a Portfolio has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code; and (iii) upon having a reasonable basis for believing (based on Portfolio Manager’s compliance testing or information provided by the Portfolio’s administrator, custodian or other service providers) that a Portfolio has ceased to comply with the diversification provisions of Section 817(h) of the Code or regulations thereunder.

12. Section 13, titled Liability, is replaced with the following:

(a) Except as may otherwise be required by Section 14 of this agreement, the 1940 Act or the rules thereunder or other applicable law, the Fund and the Investment Adviser agree that the Portfolio Manager, any affiliated person of the

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Portfolio Manager, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Portfolio Manager, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of the Portfolio Manager’s willful misfeasance, bad faith, or gross negligence in the performance of the Portfolio Manager’s duties, or by reason of reckless disregard of the Portfolio Manager’s obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Fund or Investment Adviser may have under federal or state securities laws.

(b) Except as may otherwise be required by Section 14 of this agreement, the 1940 Act or the rules thereunder or other applicable law, the Portfolio Manager agrees that the Fund and the Investment Adviser, any affiliated person thereof, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Fund or Investment Adviser, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of the Fund’s or Investment Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of their duties, or by reason of reckless disregard of the Fund’s or Investment Adviser’s obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Portfolio Manager may have under federal or state securities laws.

13. Section 14, titled Indemnification, is replaced with the following:

(a) The Portfolio Manager agrees to indemnify and hold harmless the Investment Adviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act (“affiliated person”) of the Investment Adviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls (“controlling person”) the Investment Adviser (collectively, “PL Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Investment Adviser or such PL Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Portfolio Manager’s responsibilities to the Fund which (i) are based upon any willful misfeasance, bad faith, gross negligence, or reckless disregard of, the Portfolio Manager’s obligations and/or duties under this Agreement by the Portfolio Manager or by any of its directors, officers or employees, or any affiliate acting on behalf of the Portfolio Manager (other than a PL Indemnified Person), (ii) are based upon the Portfolio Manager’s material breach of any provision of this Agreement, including material breach of any confirmation, representation, warranty or undertaking, or (iii) are based upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement or prospectus covering the shares of the Fund or any Portfolio, or any amendment thereof or any supplement thereto, or the omission or

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alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to the Investment Adviser, the Fund, or any affiliated person of the Fund by the Portfolio Manager or any affiliated person of the Portfolio Manager (other than a PL Indemnified Person), provided, however, that in no case is the Portfolio Manager’s indemnity in favor of the PL Indemnified Persons deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligations and duties under this Agreement.

(b) The Investment Adviser agrees to indemnify and hold harmless the Portfolio Manager, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act of the Portfolio Manager and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls (“controlling person”) the Portfolio Manager (collectively, “Portfolio Manager Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which a Portfolio Manager Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Investment Adviser’s responsibilities as Investment Adviser of the Fund which (i) are based upon any willful misfeasance, bad faith or gross negligence, or reckless disregard of, the Investment Adviser’s obligations and/or duties under this Agreement by the Investment Adviser or by any of its directors, officers, or employees or any affiliate of the Investment Adviser (other than a Portfolio Manager Indemnified Person), (ii) are based upon the Investment Adviser’s material breach of any provision of this Agreement, including material breach of any confirmation, representation, warranty or undertaking, or (iii) are based upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement or prospectus covering the shares of the Fund or any Portfolio, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such a statement or omission was made in reliance upon information furnished in writing to the Investment Adviser, the Fund, or any affiliated person of the Fund by the Portfolio Manager or any affiliated person of the Portfolio Manager (other than a PL Indemnified Person), provided, however, that in no case is the Investment Adviser’s indemnity in favor of the Portfolio Manager Indemnified Persons deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligations and duties under this Agreement.

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14. Section 18, titled Notices, is replaced with the following:

All notices, consents, waivers, and other communications under the Agreement, as amended, shall be in writing and shall be given first via email to the addresses noted below and then by personal delivery to the applicable party (which includes via hand delivery service or a reliable nationally recognized overnight delivery or mail service, each of which shall provide evidence of receipt to the applicable parties) at the addresses noted below, or at such other address as each party hereto may direct by notice given in accordance with this paragraph. All notices shall be deemed effective the next business day following delivery in accordance with this paragraph.

(a)	if to the Portfolio Manager, to:

BlackRock Capital Management, Inc.

University Square Drive

Princeton, NJ 08540-6455

Attention: Rachel Ricci, Director

Email: blk-sa-serviceteam@blackrock.com

Telephone number: (609) 282-4083

(b)	if to the Investment Adviser, to:

Pacific Life Fund Advisors LLC

700 Newport Center Drive

Newport Beach, CA 92660

Attention: Robin S. Yonis, Vice President and Fund Advisor General Counsel

Email: ContractNotifications@PacificLife.com

Telephone number: (949) 219-6767

(c)	if to the Fund, to:

Pacific Select Fund

c/o Pacific Life Insurance Company

700 Newport Center Drive

Newport Beach, CA 92660

Attention: Robin S. Yonis, Vice President and Counsel

Email: ContractNotifications@PacificLife.com

Telephone number: (949) 219-6767

15. In Section 19, titled Miscellaneous, the following is added to the end of subsection 19(a):

The parties to this Agreement hereby irrevocably agree to submit to the jurisdiction of the courts located in the State of California for any action or proceeding arising out of this Agreement, and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard or determined in such courts.

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16. In Section 19, titled Miscellaneous, the following is added as subsection 19(f):

(f) No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties to this Agreement. Any amendment of this Agreement shall be subject to the 1940 Act.

17. The following is added as new Section 20, titled Confidentiality:

20. Confidentiality. In addition to other provisions of this Agreement related to confidentiality obligations of the parties, each party shall treat all non-public information about another party to this Agreement as confidential, proprietary information of such other party (“Confidential Information”). Such Confidential Information includes but is not limited to information about business operations, non-public Portfolio business, portfolio and financial information, methods, plans, techniques, processes, documents and trade secrets of a party. Each party shall use Confidential Information only in furtherance of the purposes of this Agreement, limit access to the Confidential Information within its organization to those employees who reasonably require access to such Confidential Information and shall not disclose such Confidential Information to any third parties except in connection with the obligations set forth in Section 2(r) hereof or as otherwise expressly provided for in this Agreement, and otherwise maintain policies and procedures reasonably designed to prevent disclosure of the Confidential Information. To the extent a party discloses Confidential Information to a third party, as permitted herein, such disclosing party (a) shall ensure that, prior to such disclosure, the recipient third party is subject to commercially reasonable confidentiality obligations in writing with respect to the disclosed Confidential Information and (b) shall be deemed in breach of this Section 20 for any unauthorized disclosure of Confidential Information by such recipient third party. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, (iii) was known to the applicable party at the time of the disclosure or (iv) is authorized in writing by the party whose Confidential Information is to be disclosed. Further, the parties are authorized to disclose Confidential Information if required by law or regulatory authorities having jurisdiction. The disclosing party shall, if permitted by applicable law, notify the other party of such disclosure as soon as reasonably practicable.

18. Except as amended in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: SVP, Fund Advisor Operations		Title: VP & Assistant Secretary

BLACKROCK CAPITAL MANAGEMENT, INC.

By:	/s/ Michael G. Saliba
Name: Michael G. Saliba
Title: Managing Director

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Senior Vice President		Title: VP & Assistant Secretary

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Exhibit A

PACIFIC SELECT FUND FEE SCHEDULE

Effective:         December 31, 2014

Portfolio:         Mid-Cap Value Portfolio

The Investment Adviser will pay to the Portfolio Manager a monthly fee for its services based on the following:

(a) The annual percentage of the combined* average daily net assets of the Mid-Cap Value Portfolio and the Pacific Funds PF Mid-Cap Value Fund according to the following schedule:

Rate%	Break Point (assets)
0.350%	on the first $1 billion

0.300%	on the next $1 billion

0.250%	on the excess

(b) Multiplied by the combined* average daily net assets of the Mid-Cap Value Portfolio and the Pacific Funds PF Mid-Cap Value Fund managed by the Portfolio Manager for the relevant calendar month.

If the Portfolio Manager provides services for less than a whole month, fees shall be prorated for the portion of a month in which the Agreement is effective.

*	Assets are combined only while the Portfolio Manager adviser is managing both the Portfolio of Pacific Select Fund and the Fund of Pacific Funds. Otherwise rates presented above are applied as an annual percentage of the average daily net assets of the Portfolio of Pacific Select Fund only.

In recognition of the fact that the Portfolio Manager may have an inherent constraint with respect to the amount of money that Portfolio Manager is able to manage in a particular strategy, Portfolio Manager agrees to hold back or reserve total capacity (that is, agrees to accept a certain level of dollars) of, $3 billion (measured by assets under management) for the Mid-Cap Value Portfolio and the Pacific Funds PF Mid-Cap Value Fund in the aggregate.

A-1